EXHIBIT 10.1

EQUITY AWARD NOTICE – RESTRICTED STOCK UNITS

«FIRST_NAME» «MI» «LAST_NAME»
HAVERTY FURNITURE COMPANIES, INC.
780 JOHNSON FERRY ROAD, SUITE 800
ATLANTA, GA  30342

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), on January 24, 2013, you were granted a restricted stock unit award (“RSU”) in the amount of «Number_Awarded» units.  Each RSU is equivalent to one share of common stock upon vesting in accordance with the following schedule:

25% vest on May 8, 2014
25% vest on May 8, 2015
25% vest on May 8, 2016
25% vest on May 8, 2017

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan.  If you leave Havertys, other than in the case of death, disability or retirement, unvested awards are forfeited.  Except as the Compensation Committee may at any time otherwise provide in their sole discretion or as required to comply with applicable law, units not vested at retirement will vest according to the stated schedule. Please consult the 2004 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys’ equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.